Exhibit 10.95

SECOND AMENDMENT TO LOAN AGREEMENT

     This Second Amendment to Loan Agreement (the “Amendment”) is made as of March 6, 2012, between Bank of America, N. A. (“Bank”) and Move, Inc., a Delaware corporation (“Borrower”).

RECITALS

     A. Borrower and Bank entered into that certain Loan Agreement dated as of September 20, 2011, as previously amended (the “Agreement”) pursuant to which Bank has extended certain credit facilities to Borrower.

     B. Borrower and Bank desire to amend and modify the provisions of the Agreement, as herein provided.

AGREEMENT

     1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meaning given to them in the Agreement.

     2. Amendments. The Agreement is hereby amended as follows:

          2.1 In Section 8.3 of the Agreement, the definition of “Tangible Net Worth” is amended in full to read as follows:

     “Tangible Net Worth” means the value of total assets (including leaseholds and leasehold improvements and reserves against assets and the add-back of (i) any accumulative stock repurchases pursuant to Borrower’s $25,000,000 stock repurchase program, and (ii) increases to goodwill and/or intangibles as a result of any acquisition permitted under Section 8.16 (b) in an amount not exceeding $20,000,000 at any time, but excluding goodwill, trademarks, trade names, organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, and other like intangibles, and monies due from affiliates, officers, directors, employees, shareholders, members or managers of Borrower and its subsidiaries) less total liabilities, including, but not limited to, accrued and deferred income taxes, but excluding the non-current portion of Subordinated Liabilities.

          2.2 Section 8.4 of the Agreement is amended in its entirety to read as follows:

     “8.4 Liquidity. To maintain on a consolidated basis minimum Unrestricted, Unencumbered Liquid Assets ("Liquidity") of not less than Twenty-Five Million Dollars ($25,000,000.00). For the purposes of determining compliance with this covenant, Liquidity shall exclude any marketable securities, cash and cash equivalents which have been pledged to the Bank and the Bank has perfected its lien thereon by possession or control as prescribed under the California Commercial Code.

     ‘Unrestricted, Unencumbered Liquid Assets’ are defined as unrestricted, unencumbered marketable securities, cash and cash equivalents.”

          2.3 Section 8.11(b) of the Agreement is amended in its entirety to read as follows:

     “(b) Stock repurchases pursuant to Borrower’s $25,000,000 stock repurchase program, and the redemption of Series B convertible preferred stock in the amount of $49,044,000, and/or quarterly dividends related to the preferred stock; provided that at the time of such repurchase, redemption, or dividend (i) no Event of Default exists or would exist as a result of such payment, (ii) Borrower shall provide evidence to the Bank of pro forma compliance with all covenants (excluding the Liquidity covenant) under this Agreement before and after giving effect to such payment, and (iii) Liquidity is at least $5,000,000 higher than required under Section 8.4 on a pro forma basis after giving effect to such payment. Notwithstanding the provisions of this clause (b), the Borrower may pay mandatory dividends on the Series B convertible preferred stock and the conditions set forth in this clause (b) shall not apply to the payment of such mandatory dividends.”

          2.4 Section 8.16(b) of the Agreement is amended in its entirety to read as follows:

     “(b) Acquire or purchase a business or its assets for a consideration, including assumption of direct or contingent debt, in excess of Fifteen Million Dollars ($15,000,000) for any individual transaction and in excess of Twenty Five Million Dollars ($25,000,000) in the aggregate. Before making such acquisition, each of the following conditions must be satisfied: (i) no Event of Default exists or would exist as a result of such acquisition; (ii) Borrower shall provide evidence to the Bank of pro forma compliance with all covenants (excluding the Liquidity covenant) before and after giving effect to such acquisition; (iii) Liquidity is at least $5,000,000 higher than required under Section 8.4 on a pro forma basis after giving effect to such acquisition; and (iv) Borrower must obtain the prior effective written consent or approval of the board of directors or equivalent body of the business being acquired.”

     3. Representations and Warranties. Borrower hereby represents and warrants to Bank that: (i) no default specified in the Agreement and no event which with notice or lapse of time or both would become such a default has occurred and is continuing and has not been previously waived, (ii) the representations and warranties of Borrower pursuant to the Agreement are true on and as of the date hereof as if made on and as of said date, (iii) the making and performance by Borrower of this Amendment has been duly authorized by all necessary action, and (iv) no consent, approval, authorization, permit or license is required in connection with the making or performance of the Agreement as amended hereby.

     4. Conditions. This Amendment will be effective when the Bank receives the following items, in form and content acceptable to the Bank.

          4.1 This Amendment duly executed by all parties hereto.

          4.2 Payment of all out-of-pocket expenses, including attorneys’ fees, incurred by the Bank in connection with the preparation of this Amendment.

     5. Effect of Amendment. Except as provided in this Amendment, the Agreement shall remain in full force and effect and shall be performed by the parties hereto according to its terms and provisions.

     IN WITNESS WHEREOF, this Amendment has been executed by the parties hereto as of the date first above written.

BANK:		BORROWER:

BANK OF AMERICA, N.A.		MOVE, INC.,
a Delaware corporation

By:	/s/ Sarah Daniel	By:	/s/ James S. Caulfield
Name:	Sarah Daniel	Name:	James S. Caulfield
Title:	Vice President	Title:	EVP, General Counsel and Secretary